UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*



                              Willdan Group, Inc.

-------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $0.01 Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   96924N100
                       ---------------------------------
                                 (CUSIP Number)

                                December 31, 2009
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:
          [ ] Rule 13d-1(b)
          [X] Rule 13d-1(c)
          [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

..........................
CUSIP No. 96924N100
..........................

-------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON:
  I.R.S. Identification Nos. of above persons (entities only):

  Phronesis Partners, L.P.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                   (b) [X]
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
3 SEC USE ONLY

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

  Delaware
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

5 SOLE VOTING POWER: 0

6 SHARED VOTING POWER: 744,409

7 SOLE DISPOSITIVE POWER: 0

8 SHARED DISPOSITIVE POWER: 744,409
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  744,409
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   [ ]
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   10.33%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON

   PN
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

..........................
CUSIP No. 96924N100
..........................

-------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON:
  I.R.S. Identification Nos. of above persons (entities only):

  James Wiggins
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                   (b) [X]
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
3 SEC USE ONLY

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

  United States
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

5 SOLE VOTING POWER: 0

6 SHARED VOTING POWER: 744,409

7 SOLE DISPOSITIVE POWER: 0

8 SHARED DISPOSITIVE POWER: 744,409
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  744,409
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   [ ]
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   10.33%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON

   IN, IA
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

..........................
CUSIP No. 96924N100
..........................


Item 1(a). Name of Issuer:

           Willdan Group, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

           2401 East Katella Avenue, Suite 300
           Anaheim, CA 92806

Item 2(a). Name of Person Filing:

           Phronesis Partners, L.P.
           James Wiggins

Item 2(b). Address of Principal Business Office or if none, Residence:

           Phronesis Partners, L.P.
           130 East Chestnut Street
           Suite 403
           Columbus, OH 43215

           James Wiggins
           130 East Chestnut Street
           Suite 403
           Columbus, OH 43215

Item 2(c). Citizenship:

           Phronesis Partners, L.P. - Delaware limited partnership James Wiggins - United States citizen

Item 2(d). Title of Class of Securities:

           Common Stock, $0.01 par value

Item 2(e). CUSIP Number:

           96924N100

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

      (a)  [_]  Broker or dealer registered under Section 15 of the Exchange
                 Act (15 U.S.C. 78c).

      (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act (15
                 U.S.C. 78c).

      (c)  [_]  Insurance company as defined in Section 3(a)(19) of the
                 Exchange Act (15 U.S.C. 78c).

      (d)  [_]  Investment company registered under Section 8 of the Investment
                 Company Act of 1940 (15 U.S.C. 80a-8).

      (e)  [_]  An investment adviser in accordance with
                 s.240.13d-1(b)(1)(ii)(E);

      (f)  [_]  An employee benefit plan or endowment fund in accordance with
                 s.240.13d-1(b)(1)(ii)(F);

      (g)  [_]  A parent holding company or control person in accordance with
                 Rule 13d-1(b)(1)(ii)(G);

      (h)  [_]  A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act (12 U.S.C.1813);

      (i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.    Ownership:

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount Beneficially Owned:

             Phronesis Partners, L.P. - 744,409
             James Wiggins - 744,409

         (b) Percent of Class: 10.33%

         (c) Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote:

                  Phronesis Partners, L.P. - 0
                  James Wiggins - 0

             (ii) shared power to vote or to direct the vote:

                  Phronesis Partners, L.P. - 744,409
                  James Wiggins - 744,409

             (iii) sole power to dispose or to direct the disposition of:

                   Phronesis Partners, L.P. - 0
                   James Wiggins - 0

             (iv) shared power to dispose or to direct the disposition of:

                  Phronesis Partners, L.P. - 744,409
                  James Wiggins - 744,409


Item 5. Ownership of Five Percent or Less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following | |

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

        Not Applicable.


Item 7. Identification and Classification of Subsidiary Which Acquired the
	Securities:

        Not Applicable.

Item 8. Identification and Classification of Members of the Group:

        Not Applicable.

Item 9. Notice of Dissolution of Group:

        Not Applicable.


Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               February 15, 2010


                               Phronesis Partners, L.P.

                               By: /s/ James Wiggins
                                  ------------------
                                  James Wiggins
                                  General Partner


                               /s/ James Wiggins
                               -----------------
                               James Wiggins*

* The Reporting Persons disclaim beneficial ownership over the securities reported herein except to the extent of the reporting persons' pecuniary interest therein.

                                                                     Exhibit A


                              AGREEMENT

The undersigned agree that this schedule 13G, dated February 15, 2010 relating to the Common Stock, $0.01 par value of Willdan Group, Inc. shall be filed on behalf of the undersigned.

                               Phronesis Partners, L.P.

                               By: /s/ James Wiggins
                                  ------------------
                                  James Wiggins
                                  General Partner


                               /s/ James Wiggins
                               -----------------
                                 James Wiggins